EXHIBIT 23(a)

CONSENT OF VALUATION FIRM

We hereby consent to the inclusion in this Form 10-K of references to our valuation report relating to the estimation of fair value of certain auction rate securities held by the Company as of June 30, 2012 and 2011.

/s/ Houlihan Capital Advisors, LLC

August 29, 2012